SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
Of the Securities Exchange Act of 1934
(Amendment No.____)

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LIFECELL CORPORATION

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LifeCell Corporation

One Millennium Way
Branchburg, New Jersey 08876
(908) 947-1100

May 14, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of LifeCell Corporation to be held at 9:00 a.m., June 28, 2007, at the Marriott Bridgewater, 700 Commons Way, Bridgewater, New Jersey 08807.

This year you will be asked to consider two proposals.  The proposals concern: (i) the election of directors and (ii) the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants of LifeCell Corporation for the fiscal year ending December 31, 2007.  The proposals are explained more fully in the attached proxy statement, which you are encouraged to read.

The Board of Directors recommends that you approve these proposals and urges you to return your signed proxy card, or cards, at your earliest convenience, whether or not you plan to attend the annual meeting.

Thank you for your cooperation.

Sincerely,

/s/ Paul G. Thomas
Paul G. Thomas
Chairman of the Board, President
and Chief Executive Officer

LifeCell Corporation
One Millennium Way
Branchburg, New Jersey 08876

Notice of Annual Meeting of Stockholders to Be Held June 28, 2007

Notice is hereby given that the Annual Meeting of the Stockholders of LifeCell Corporation, a Delaware corporation (“LifeCell”), will be held on June 28, 2007 at 9:00 a.m., and thereafter as it may be postponed or adjourned from time to time, at the Marriott Bridgewater, 700 Commons Way, Bridgewater, New Jersey 08807 for the following purposes:

(1)	To elect seven directors of LifeCell to hold office until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accountants of LifeCell for the fiscal year ending December 31, 2007; and

(3)	To act upon all other business that may properly come before the meeting or any postponements or adjournments thereof.

These proposals are described in further detail in the attached Proxy Statement.  The holders of record of shares of common stock of LifeCell at the close of business on May 1, 2007, will be entitled to vote at the meeting and any postponements or adjournments thereof.

By Order of the Board of Directors,

/s/ Steven T. Sobieski
Steven T. Sobieski
Secretary

May 14, 2007

LifeCell Corporation

Proxy Statement
for The Annual Meeting of Stockholders
to Be Held June 28, 2007

This Proxy Statement is furnished to the stockholders of LifeCell Corporation (“LifeCell,” “Company,” “our,” “us” or “we”), One Millennium Way, Branchburg, New Jersey 08876, telephone (908) 947-1100, in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors” or the “Board”) of proxies to be used at the Annual Meeting of Stockholders to be held on June 28, 2007, at 9:00 a.m., and thereafter as it may be postponed or adjourned from time to time, at the Marriott Bridgewater, 700 Commons Way, Bridgewater, New Jersey 08807, or any adjournment thereof.

Proxies in the form enclosed, properly executed by stockholders and received in time for the meeting, will be voted as specified therein.  If a stockholder does not specify otherwise, the shares represented by his or her proxy will be voted “FOR” Proposals 1 and 2 ((1) to elect the nominees to the Board of Directors and (2) to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accountants of the Company for the fiscal year ending December 31, 2007).  The giving of a proxy does not preclude the right to vote in person should the person giving the proxy so desire, and the proxy may be revoked at any time before it is exercised by written notice delivered to the Secretary of the Company at or prior to the meeting.  This Proxy Statement and accompanying form of proxy are to be mailed on or about May 14, 2007, to stockholders of record on May 1, 2007 (the “Record Date”).

At the close of business on the Record Date, there were outstanding and entitled to vote 33,895,628 shares of common stock, par value $0.001 per share (the “Common Stock”).  Only the holders of record on the Record Date are entitled to vote at the meeting.

The holders of record of Common Stock on the Record Date will be entitled to one vote per share on each matter presented to the holders of Common Stock at the meeting.  The presence at the meeting, in person or by proxy, of the holders of a majority of the total outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the meeting.  Assuming that a quorum is present, directors will be elected by a plurality vote.  There is no right to cumulate votes in the election of directors.  The ratification of all other proposals will require the affirmative vote of a majority of the shares present and entitled to vote with respect to such proposal.  Pursuant to Delaware corporate law, abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present and do not have an effect on the election of directors.  Abstentions, but not broker non-votes, are treated as shares present and entitled to vote, and will be counted as a “no” vote.  Broker non-votes are treated as not entitled to vote, and so reduce the absolute number, but not the percentage of votes needed for approval of a matter.  Holders of the Common Stock will not have any dissenters’ rights of appraisal in connection with any of the matters to be voted on at the meeting.

All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company.  In addition to solicitation by use of the mail, proxies may be solicited by telephone, telegraph or personally by the directors, officers and employees of the Company, who will receive no extra compensation for their services.  The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy solicitation materials to beneficial owners of shares of Common Stock.

At least ten days before the Annual Meeting of Stockholders, the Company will make a complete list of the stockholders entitled to vote at the meeting open to the examination of any stockholder for any purpose germane to the meeting.  The list will be open for inspection during ordinary business hours at the Company’s offices at One Millennium Way, Branchburg, New Jersey 08876, and will also be made available to stockholders present at the meeting.

MATTERS TO COME BEFORE THE MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

At the meeting, seven directors are to be elected.  All directors of the Company hold office until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified or their earlier resignation or removal.

It is the intention of the persons named in the proxies for the holders of Common Stock to vote the proxies for the election of the nominees named below, unless otherwise specified in any particular proxy.  The Company’s management does not contemplate that the nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by the Board of Directors.  In accordance with the Company’s by-laws and Delaware law, a stockholder entitled to vote for the election of directors may withhold authority to vote for certain nominees for directors or may withhold authority to vote for all nominees for directors.  The director nominees receiving a plurality of the votes of the holders of shares of Common Stock present in person or by proxy at the meeting and entitled to vote on the election of directors will be elected directors.  Broker non-votes will not be treated as a vote for or against any particular director nominee and will not affect the outcome of the election.  Stockholders may not vote, or submit a proxy, for a greater number of nominees than the seven nominees named below.

Nominees for Election

The persons listed below have been nominated for election to fill the seven director positions to be elected by the holders of the Common Stock.

Nominee	Age	Position with the Company	Director Since
Paul G. Thomas	51	Chairman of the Board, President and Chief Executive Officer	1998
Michael E. Cahr(1)	67	Director	1991
David Fitzgerald(2)(3)(4)	73	Director	2001
James G. Foster(4)(5)	61	Director	1995
Michael R. Minogue(2)	40	Director	2005
Robert P. Roche, Jr.(3)	51	Director	2005
Martin P. Sutter(6)	52	Director	2003
____________________

(1)	Chairman of the Audit Committee.
(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Audit Committee.
(5)	Chairman of the Compensation Committee.
(6)	Chairman of the Nominating and Corporate Governance Committee and Presiding Director.

Information Regarding Nominees and Directors

Background of Nominees for Director

Paul G. Thomas.  Mr. Thomas has served as Director, President and Chief Executive Officer of LifeCell since October 1998.  Mr. Thomas was elected Chairman of the Board in June 1999.  Prior to joining LifeCell, Mr. Thomas was President of the Pharmaceutical Products Division of Ohmeda Inc., a world leader in inhalation anesthetics and acute care pharmaceuticals.  Mr. Thomas was responsible for the overall operations of Ohmeda’s Pharmaceutical Division, which had worldwide sales of approximately $200 million in 1997.  Mr. Thomas received his M.B.A. degree with an emphasis in Marketing and Finance from Columbia University Graduate School of Business and completed his postgraduate studies in Chemistry at the University of Georgia Graduate School of Arts and Science.  He received his B.S. degree in Chemistry from St. Michael’s College in Vermont, where he graduated Cum Laude.  Mr. Thomas serves as a director of Avanir Pharmaceuticals (NasdaqGM:AVNR), a publicly traded Nasdaq company focused on biopharmaceutical drug discovery and development, and Innovative Spinal Technologies, Inc., a privately held medical technology company focused on developing minimally invasive treatments for spinal disorders.

Michael E. Cahr.  Mr. Cahr has been a director of LifeCell since July 1991.  Mr. Cahr is currently President of Saxony Consultants, an Illinois-based company that provides financial and marketing expertise to organizations in the United States and abroad.  From February 2000 through March 2002, Mr. Cahr was President and Chief Executive Officer of IKADEGA, Inc., a Northbrook, Illinois server technology company developing products and services for the health care, data storage and hospitality fields.  He also served as Chairman of Allscripts, Inc., a leading developer of hand-held device technology that provides physicians real-time access to health, drug and other critical information, from September 1997 through March 1999 and as President, Chief Executive Officer and Chairman from June 1994 to September 1997.  Prior to Allscripts, Mr. Cahr was Venture Group Manager for Allstate Venture Capital where he oversaw investments in technology and biotech from 1987 to June 1994.  Mr. Cahr serves as a director of Pacific Health Laboratories (OTCBB: PHLI.OB), a publicly traded nutritional products firm that develops and commercializes functionally unique nutritional products.  Mr. Cahr received his undergraduate degree in Economics from Colgate University and his M.B.A. degree from Fairleigh Dickinson University.

David Fitzgerald. Mr. Fitzgerald has been a director of LifeCell since December 2001.  Mr. Fitzgerald served as President and Chief Executive Officer of Howmedica, Inc. from 1980 until his retirement in 1996.  In 1988, he was named Executive Vice President of Pfizer Hospital Products Group, a $1.3 billion group of medical device companies including Howmedica.  In 1992, he was also named Vice President of Pfizer Inc.  Mr. Fitzgerald serves as a director of Arthrocare Corp. (NasdaqGS: ARTC), a publicly traded Nasdaq company specializing in soft tissue surgical technology and Orthovita, Inc. (NasdaqGM: VITA), a publicly traded Nasdaq company specializing in biomaterial products for the restoration of the human skeleton.

James G. Foster.  Mr. Foster has been a director of LifeCell since March 1995.  Mr. Foster was employed by Medtronic, Inc., a medical technology company, from 1971 to 2001.  From December 1994 through his retirement in June 2001, he was Vice President and General Manager of Medtronic Heart Valves.  From February 1984 to December 1994, Mr. Foster held various officer positions with Medtronic, including Vice President of Cardiac Surgery Sales and Strategic Planning in 1994, Vice President and General Manager of Medtronic Neurological Implantables from 1992 through 1994, Vice President and General Manager of Medtronic Interventional Vascular from 1990 through 1992, and Vice President and General Manager of Medtronic Blood Systems from 1983 through 1989.  Mr. Foster received his undergraduate degree in English from St. Joseph’s University in Philadelphia and an M.S. degree in Management from the Sloan School at M.I.T.  Currently, Mr. Foster serves as a director of Arthrocare Corp. (NasdaqGS: ARTC), a publicly traded Nasdaq company specializing in soft tissue surgical technology and Intact Medical, a privately held company specializing in breast and other biopsy technology.

Michael R. Minogue.  Mr. Minogue has been a director of LifeCell since October 2005.  Mr. Minogue currently serves as Chairman of the Board, Chief Executive Officer and President of Abiomed, Inc. (NasdaqGM: ABMD), a leading developer, manufacturer and marketer of medical device products designed to assist or replace the pumping action of failing hearts.  Prior to joining Abiomed in April 2004, he held various senior management positions during a 12 year career at GE Medical Systems.  Prior to joining GE, Mr. Minogue served four years on active duty in the U.S. Army, including completion of Army Ranger training.  Mr. Minogue received his B.S. degree in Engineering from the United States Military Academy at West Point and his M.B.A. degree from the University of Chicago.

Robert P. Roche, Jr.  Mr. Roche has been a director of LifeCell since October 2005.  Mr. Roche currently serves as Executive Vice President, Worldwide Pharmaceutical Operations of Cephalon, Inc. (NasdaqGS: CEPH), a biopharmaceutical company specializing in drugs to treat and manage neurological diseases, sleep disorders, cancer and pain.  Prior to joining Cephalon in 1995, he served as Director and Vice President, Worldwide Strategic Product Development, for SmithKline Beecham’s central nervous system and gastrointestinal products business.  Mr. Roche joined SmithKline in 1982 and during his career there held various senior marketing and management positions, including several international assignments.  Mr. Roche graduated from Colgate University and received his M.B.A. degree from The Wharton School, University of Pennsylvania.

Martin P. Sutter.  Mr. Sutter has been a director of LifeCell since December 2003.  Mr. Sutter is a founder and a Managing Director at Essex Woodlands Health Ventures, one of the oldest and largest venture capital organizations focused exclusively on health care since 1994.  Mr. Sutter began his career in management consulting with Peat Marwick, Mitchell & Co. in 1977 and shortly thereafter moved to Mitchell Energy & Development Corporation where he held various positions in operations, engineering and marketing.  He founded the Woodlands Venture Capital Company in 1984 and Woodlands Venture Partners, an independent venture capital partnership, in 1988.  Mr. Sutter merged his venture practice with Essex Venture Partners to form Essex Woodlands Health Ventures in 1994.  He currently serves on the board of directors of LaJolla Pharmaceutical Company (NasdaqGM: LJPC), a biopharmaceutical company developing treatments for lupus and other autoimmune diseases; EluSys Therapeutics, Inc., a privately held company developing therapeutic agents for the treatment of blood-borne pathogens and hematologic disorders; and BioForm Medical, Inc., a privately held company developing soft tissue augmentation products.

Committees of the Board of Directors and Meeting Attendance

The Board of Directors is responsible for the management and direction of the Company and for establishing broad corporate policies.  The Board of Directors held four meetings during 2006.  No director attended fewer than 75% of the Board meetings held during such director’s term as a director.  The Board of Directors has determined that Messrs. Cahr, Fitzgerald, Foster, Minogue, Roche and Sutter are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace Rules and under the SEC’s Rule 10A-3.  The Company has a policy of encouraging, but not requiring, its Board members to attend annual meetings of stockholders.  Last year Messrs. Thomas, Cahr, Fitzgerald, Foster, Roche and Sutter attended the Annual Meeting of Stockholders.

The Board of Directors has a standing Audit Committee, a standing Nominating and Corporate Governance Committee and a standing Compensation Committee.  During the fiscal year ended December 31, 2006, the Audit Committee met four times, the Nominating and Corporate Governance Committee met one time and also acted by unanimous written consent, and the Compensation Committee met two times.  No director attended less than 75% of the number of meetings of committees of which he is a member.  No member of any of the committees is an employee of the Company.

Audit Committee.  During 2006, the Audit Committee was composed of Messrs. Cahr, Fitzgerald and Foster.  Mr. Cahr serves as the Chairman of the Audit Committee.  The Audit Committee is empowered by the Board of Directors to, among other functions, serve as an independent and objective party to monitor the Company’s financial reporting process, internal control system and disclosure control system; review and appraise the audit efforts of our independent registered public accounting firm; assume direct responsibility for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm; and for the resolution of disputes between the independent registered public accounting firm and the Company’s management regarding financial reporting issues; and provide an open avenue of communication among the independent registered public accounting firm, financial and senior management, and the Board of Directors.  For more information on the Audit Committee, see “Audit Committee Matters.”

Nominating and Corporate Governance Committee. During 2006, the Nominating and Corporate Governance Committee was composed of Messrs. Sutter, Fitzgerald and Minogue.  Mr. Sutter serves as the Chairman of the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is empowered by the Board of Directors to, among other functions: identify qualified individuals for membership on the Board of Directors; recommend to the Board the nominees for election as directors at the next annual meeting of stockholders; make recommendations to the Board of Directors regarding the size and composition of the Board of Directors and its committees; monitor the effectiveness of the Board of Directors; and develop and implement corporate governance principles and policies.  For more information on the Nominating and Corporate Governance Committee, see “Nominating and Corporate Governance Committee Matters.”

Compensation Committee. During 2006, the Compensation Committee was composed of Messrs. Foster, Fitzgerald and Roche.  Mr. Foster serves as the Chairman of the Compensation Committee.  The Compensation Committee is empowered by the Board of Directors to, among other functions, assist the Board in carrying out its responsibilities relating to compensation of our officers.  The Compensation Committee has overall responsibility for evaluating and approving our compensation plans, policies and programs.  The Compensation Committee reviews, approves and makes recommendations to the Board of Directors on matters regarding the compensation of the Company’s senior executive officers.  It sets policies that govern executives’ annual compensation and long-term incentives and reviews management performance, development and compensation.  All members of the Compensation Committee have been determined to be “independent directors” pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace Rules and under the SEC’s Rule 10A-3.  The Compensation Committee’s Charter is publicly available on our website at www.lifecell.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the Record Date, with respect to (i) persons known to the Company to be beneficial holders of more than five percent of the Company’s Common Stock, (ii) the Company’s executive officers listed under the Company’s summary compensation table and directors and (iii) all of the Company’s executive officers and directors as a group.  Unless otherwise indicated, the address of each such person is c/o LifeCell Corporation, One Millennium Way, Branchburg, New Jersey 08876.

	Amount and Nature of Beneficial Ownership(1)
	Common Stock
Beneficial Owner	Shares	%
Samuel D. Isaly(2)	3,414,300	10.1%
OrbiMed Advisors LLC
OrbiMed Capital LLC
767 Third Avenue, 30th Floor
New York, New York 10017
Eaton Vance Management(3)	2,282,579	6.8%
255 State Street
Boston, Massachusetts 02109
Paul G. Thomas (4)	433,964	1.3%
Chairman of the Board, President & Chief Executive Officer
Michael E. Cahr (5)	108,356	*
Director
David Fitzgerald (6)	68,500	*
Director
James G. Foster (7)	88,500	*
Director
Michael R. Minogue(8)	28,500	*
Director
Robert P. Roche, Jr.(8)	28,500	*
Director
Martin P. Sutter (9)	98,130	*
Director
Lisa N. Colleran (10)	185,832	*
Senior Vice President, Commercial Operations
Bruce Lamb, Ph.D. (11)	58,888	*
Senior Vice President, Development, Regulatory Affairs
Steven T. Sobieski (12)	100,598	*
Vice President, Finance & Chief Financial Officer

All executive officers and directors as a group (13)	1,199,868	3.5%
____________________
* Less than 1%.
(1)
Each beneficial owner’s percentage ownership of Common Stock is determined by assuming that options and restricted stock units that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days of May 1, 2007 have been exercised or converted.  Options and restricted stock units that are not exercisable within 60 days of May 1, 2007 have been excluded.  Unless otherwise noted, we believe that all persons named in the above table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2)
Represents 3,414,300 shares of Common Stock.  Samuel D. Isaly, OrbiMed Advisors LLC and OrbiMed Capital LLC are deemed to beneficially own these shares by virtue of their mutual affiliation.  Information with respect to the ownership of such stockholders was obtained from a Schedule 13G Amendment No. 2 filed with the Securities and Exchange Commission (“SEC”) on March 27, 2007.

(3)	Represents 2,282,579 shares of Common Stock. Information with respect to the ownership of such stockholders was obtained from a Schedule 13G filed with the SEC on January 29, 2007.

(4)
Includes 47,254 shares underlying stock options and 254,931 shares of restricted stock. As part of the adoption of a Rule 10b5-1 trading plan by Mr. Thomas on March 16, 2007, Mr. Thomas entered into a prepaid variable forward sale contract with an unaffiliated third party buyer.  Pursuant to the contract, Mr. Thomas pledged 93,503 shares of the common stock.

(5)	Includes 3,500 shares of restricted stock.
(6)	Includes 65,000 shares underlying stock options and 3,500 shares of restricted stock.
(7)	Includes 85,000 shares underlying stock options and 3,500 shares of restricted stock.
(8)	Includes 25,000 shares underlying stock options and 3,500 shares of restricted stock.
(9)
Includes 78,130 shares of Common Stock, 20,000 shares underlying stock options and 3,500 shares of restricted stock, but excludes 1,300,000 shares of Common Stock owned by Essex Woodlands Health Ventures V LP.  Mr. Sutter is a managing director of the general partner of the Essex Woodlands Health Ventures Fund V LP; however, he disclaims beneficial ownership of the shares owned by the partnership.

(10)	Includes 70,241 shares underlying stock options and 94,977 shares of restricted stock.
(11)	Includes 52,628 shares underlying stock options and 5,256 shares of restricted stock.
(12)	Includes 24,394 shares underlying stock options and 44,946 shares of restricted stock.
(13)	See notes (4) through (12).

EXECUTIVE OFFICERS

The following section sets forth certain information regarding the Company’s current executive officers.

Background of Executive Officers
Name	Offices Held	Date of First Election	Age
Paul G. Thomas	Chairman of the Board, President and Chief Executive Officer	October 1998	51
Lisa N. Colleran	Senior Vice President, Commercial Operations	December 2002	49
Bruce S. Lamb, Ph.D.	Senior Vice President, Development, Regulatory Affairs	April 2005	51
Steven T. Sobieski	Vice President, Finance and Administration & Chief Financial Officer	June 2000	50
___________________

All executive officers serve at the discretion of the Board of Directors.

Paul G. Thomas. For background information regarding Mr. Thomas, see “Background of Directors.”

Lisa N. Colleran joined LifeCell in December 2002 as Vice President, Marketing and Business Development and was named Senior Vice President, Commercial Operations in July 2004.  She has over 20 years of marketing experience.  Prior to joining LifeCell, Ms. Colleran served as Vice President/General Manager – Renal Pharmaceuticals for Baxter Healthcare Corporation, a worldwide manufacturer and distributor of diversified products, systems and services used primarily in the health care field, from 1997 until December 2002, and served in various other sales and marketing positions at Baxter from 1983 through 1997.  Ms. Colleran received her B.S. degree from Molloy College and her M.B.A. degree from Loyola University of Chicago.

Bruce S. Lamb, Ph.D.  Dr. Lamb joined LifeCell in April 2005 as Senior Vice President, Development, Regulatory Affairs.  He has 20 years of health care-related experience.  Prior to joining LifeCell, Dr. Lamb was Vice President, Biosurgical Research and Development at Ethicon, Inc., a division of Johnson & Johnson, where he served in positions of increasing responsibility from 1999 through 2005.  From 1991 through 1999, Dr. Lamb held multiple positions including Director, Chronic Care Research and Innovation at ConvaTec, a subsidiary of Bristol-Myers Squibb.  From 1985 through 1991, Dr. Lamb was a research scientist at Pfizer Hospital Products group and advanced to Manager, Polymer Technology at Valleylab Inc.  Dr. Lamb received his B.S. degree in Chemistry from Bradley University, his M.S. degree in Chemistry from the University of Wisconsin and his Ph.D. in Polymer Chemistry from the State University of New York, College of Environmental Science and Forestry, in Syracuse.

Steven T. Sobieski.  Mr. Sobieski joined LifeCell in June 2000 as Vice President, Finance and Chief Financial Officer.  He has over 20 years of financial management experience in a variety of roles in the medical technology field and public accounting.  Prior to joining LifeCell, Mr. Sobieski was Vice President, Finance at Osteotech, Inc., a public company focused on developing and marketing orthopedic products, where he served in various positions from 1991 to 2000.  From 1981 through 1991, he served in various positions of increasing responsibility with Coopers & Lybrand, a public accounting firm.  Mr. Sobieski received his B.S. degree in Business Administration from Monmouth University and his M.B.A. degree with a concentration in Accounting from Rutgers University.  He is a Certified Public Accountant.  Currently, Mr. Sobieski serves as a director of Insulet Corporation, a privately held medical device company specializing in insulin infusion systems.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management.  Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors that the following Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee
James G. Foster, Chairman
David Fitzgerald
Robert P. Roche, Jr.

Compensation Discussion and Analysis

Introduction

This discussion presents the principles underlying the Company’s executive officer compensation program.  Our goal in this discussion is to provide the reasons why we award compensation as we do and to place in perspective the data presented in the tables that follow this discussion.  The focus is primarily on our executive’s 2006 compensation, but some historical and forward-looking information is also provided to put the 2006 information in context.  The information we present relates to Paul G. Thomas, our Chief Executive Officer, Steven T. Sobieski, our Chief Financial Officer, and our three other most highly compensated “executive officers,” who are sometimes referred to in this section as our “named executive officers.”  We note that the employment of one of our three other most highly compensated executive officers terminated in October 2006.

Compensation Philosophy and Objectives

We attempt to apply a consistent philosophy to compensation for all employees, including senior management.  This philosophy is based on the premise that our success results from the efforts of each employee and that a cooperative, team-oriented environment is an essential part of our culture.  We believe in the importance of rewarding employees for our successes, which is why we emphasize pay-for-performance incentive compensation.  Particular emphasis is placed on broad employee equity participation through the use of stock options and restricted stock awards, as well as on annual cash bonuses linked to achievement of our corporate performance goals and the personal objectives established for our employees.

Our compensation programs for our named executive officers are designed to achieve a variety of goals, including to:

•	attract and retain talented and experienced executives in the highly competitive biologic products industry;
•	motivate and reward executives whose knowledge, skills and performance are critical to our success;
•	align the interests of our executives and stockholders by motivating executives to increase stockholder value in a sustained manner; and
•	provide a competitive compensation package that rewards achievement of both company and individual performance goals.

Employment Agreements

During 2005, we were concerned about retaining key management on a long-term basis and in providing our executive team appropriate severance benefits to assure their retention through the process of any potential change-in-control situation.  Accordingly, we entered into new employment agreements with certain executive officers during 2005, including Mr. Thomas, Chairman of the Board, President and Chief Executive Officer; Mr. Sobieski, Chief Financial Officer; and Ms. Colleran, Senior Vice President, Commercial Operations.  We also entered into a change-in-control agreement with Dr. Lamb, Senior Vice President, Development, Regulatory Affairs.

In approaching new employment agreements for Mr. Thomas and other executive officers, as well as executive compensation in general, the Compensation Committee viewed compensation of executives as having three distinct parts:

•	a current compensation program;
•	a set of standard benefits; and
•	a long-term benefits program.

The current compensation element focuses on the executive officer’s salary and eligibility for annual bonuses based upon performance, and is designed to provide competitive compensation for services rendered.  Our standard benefits package consists primarily of health insurance benefits and participation in a 401(k) plan with matching employer contributions.  The long-term benefits element is reflected in the grants of stock options and restricted stock awards.  The terms of each employment agreement are discussed under “Change-in-Control and Severance Agreements” below.  Any decisions about future levels of executive compensation with respect to these individuals must be consistent with our contractual obligations to them.

Elements of Executive Officer Compensation

Overview.  Total compensation paid to our executive officers is influenced significantly by the need to attract and retain management employees with a high level of expertise and to motivate and retain key executives for our long-term success.  Some of the components of compensation, such as salary, are generally fixed and do not vary based on our financial and other performance.  Some components, such as bonuses, stock options and stock award grants, are dependent upon the achievement of certain goals jointly agreed upon by our management and the Compensation Committee.  Furthermore, the value of certain of these components, such as stock options and restricted stock, is dependent upon our future stock price.

We compensate our executive officers in these different ways in order to achieve different goals.  Cash compensation, for example, provides our executive officers a minimum base salary.  Incentive bonus compensation is generally linked to the achievement of short-term financial and business goals, and is intended to reward our executive officers for our overall performance, as well as their individual performance in reaching annual goals that are agreed to in advance by management and the Compensation Committee.  Stock options and grants of restricted stock are intended to link our executive officers’ longer-term compensation with the performance of our stock and to build executive ownership positions in the Company’s stock.  This encourages our executive officers to remain with us, to act in ways intended to maximize stockholder value, and to penalize them if we and/or our stock fails to perform to expectations.

We view the three components of our executive officer compensation as related but distinct.  Although our Compensation Committee does review total compensation, we do not believe that compensation derived from one component of compensation necessarily should negate or reduce compensation from other components.  We determine the appropriate level for each compensation component based in part, but not exclusively, on our historical practices with the individual and our view of individual performance and other information we deem relevant, such as the data we receive from the consultant hired by our Compensation Committee.  Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation, except that we have generally used a 2-to-1 ratio for the grant of stock options and restricted stock awards with the intent to re-assess this ratio as the Company grows.  As the Company’s growth is recent, we have not reviewed wealth and retirement accumulation as a result of employment with us, and we have only focused on fair compensation for the year in question.

To advise us on executive compensation in general, our Compensation Committee has engaged the services of Radford Surveys & Consulting (“Radford”), a business unit of Aon Consulting (“Aon”).  Radford is heavily focused in the Life Sciences area.  The firm has produced data for us comparing our executive officer compensation with that of 19 peer group companies that we have selected with Radford’s assistance.  Our Compensation Committee realizes that benchmarking our compensation against the compensation earned at comparable companies may not always be appropriate, but believes that engaging in a comparative analysis of our compensation practices is useful.

Base Salary.  We pay our executives a base salary, which we review and determine annually.  We believe that a competitive base salary is a necessary element of any compensation program.  We believe that attractive base salaries can motivate and reward executives for their overall performance.  Base salaries are established, in part, based on the individual position, responsibility, experience, skills and expected contributions during the coming year of the executive and the executive’s performance during the prior year.  We have also sought to align base compensation levels comparable to our competitors and other companies in similar stages of development.  We do not view base salaries as primarily serving our objective of paying for performance, but in attracting and retaining the most qualified executives necessary to run our business.

Based on all of the factors described above, including base salary (which historically lagged the marketplace), Company performance and individual performance reviews, in December 2005, effective for 2006, the Chief Executive Officer was granted a 15% salary increase and the other named executive officers received, on average, a 5% increase.  A similar process occurred in December 2006.  Again, after first reviewing performance and then benchmarking data, the Committee granted the Chief Executive Officer and each of the other executive officers a salary increase of approximately 5% for 2007.  We believe that our salary levels are generally sufficient to retain our existing executive officers and to hire new executive officers when and as required.

Cash Incentive Bonuses.  Consistent with our emphasis on pay-for-performance incentive compensation programs, our executives are eligible to receive annual cash incentive bonuses primarily based upon their performance during the year as measured against predetermined company and personal performance goals established by us, including financial measures and the achievement of strategic objectives.  The primary objective of our annual cash incentive bonuses is to motivate and reward our employees, including our named executive officers, for meeting our short-term objectives using a pay-for-performance program with objectively determinable performance goals.

At the end of each year, our management, particularly the Chief Executive Officer, sets various company goals for the following year, which are reviewed and approved by the Compensation Committee.  The goals include both financial elements and achievement of product development and other company business objectives.  For instance, the 2006 financial goals included target measures for product revenue, operating income and gross margin (before equity compensation).  Non-financial goal measures include achieving various product development milestones, processing metrics and cost savings.  Each goal is assigned a particular weighing in the overall bonus formula.

In addition, at the end of each year, each executive officer meets with our Chief Executive Officer to establish the individual’s specific goals for the upcoming year, which are dependent on that person’s job responsibilities.  The Chief Executive Officer’s goals are the same as our overall company goals.  Individual goals and corporate goals each affect 50% of the bonus.  Goals are set at laddered levels, and attaining the highest level is intended to be a stretch goal.  We design the cash incentive bonuses for each of our executive officers to focus the executive officer on achieving key operational and financial objectives within a yearly time horizon.

We next establish the target amount of our annual cash incentive bonuses for each executive at a level that represents a meaningful portion of our executives’ currently paid out cash compensation, and set additional threshold and maximum performance levels above and below these target levels.  For instance, for 2006, the Chief Executive Officer’s target bonus was 60% of his base salary, and the other named executive officers had targets ranging from 30-35% of their base salaries.  Depending on the achievement of the corporate and individual goals, each officer could earn between 0 and 150% of the target bonus amount.  In addition to considering the incentives that we want to provide our executives in establishing these levels, we also consider the bonus levels for comparable positions at similarly situated companies, as reported by Radford, our historical practices and any contractual commitments that we have relating to executive bonuses.

The Company does not have a formal policy on the effect on bonuses of a subsequent restatement or other adjustment to the financial statements, other than the penalties provided by law.

Equity Compensation.  We believe that stock options and restricted stock awards are an important long-term incentive for our executive officers and employees and that our stock option and restricted stock award program has been effective in aligning officer and employee interests with that of our stockholders.  We review our equity compensation plan annually.  Employees are eligible for annual stock option and restricted stock award grants based on targeted levels.  These options and grants are intended to produce value for each executive officer if our stock performance is outstanding; shareholders derive significant sustained value, and the executive officer remains with us.

To establish target levels, the Committee uses data supplied by Radford for peer group companies and its Biotechnology survey and then seeks to deliver long-term incentive value at the fiftieth percentile blended with the market fiftieth percentile number of options irrespective of value.  The Committee also considers comparable company data on the relationship of stock options and restricted stock granted to outstanding shares.  The Committee then sets targeted levels of equity to be awarded.  The actual number of restricted shares and options granted to an executive is based on performance as measured by the performance goals set for the year just ended.  The same process occurred in December 2005 and 2006 for equity grants in January 2006 and 2007, respectively.

Once a target value is established for an executive, the Committee grants stock options to that executive with a Black-Scholes value of approximately half the target value, and then grants a number of restricted shares that is approximately half of the number of option shares, based on a recommendation by Radford.  Stock options are believed to be a superior vehicle to encourage executives to focus on increasing stock price and to respond to shareholder demand for performance linkage, while grants of restricted shares are better linked to executive retention, increasing executive ownership of the Company and minimizing shareholder dilution.  By dividing equity compensation into both types of awards, the Committee hopes to achieve multiple goals.

At its December 2005 meeting, the Compensation Committee, in consultation with Radford, considered equity grants to be made effective January 2006.  The number of options and restricted shares granted to and held by our executive officers and the prices of these options and grants of restricted stock are reflected in the “Summary Compensation Table” and the “Grants of Plan-based Awards” table included in this Proxy Statement.

We do not have any program, plan or obligation that requires us to grant equity compensation to any executive officer on specified dates.  The practice has been to approve grants in December, effective at the beginning of January of the following year.  The authority to make equity grants to executive officers rests with our Compensation Committee (subject to ratification by the full Board of Directors), although, as noted above, the Compensation Committee does consider the recommendations of our Chairman and Chief Executive Officer in setting the compensation of our other executive officers.

Severance and Change-in-Control Benefits.  Mr. Thomas, Mr. Sobieski and Ms. Colleran each have a provision in their respective employment agreements providing for certain severance benefits in the event of termination or retirement, as well as a provision providing for a higher payment in the event of termination or retirement following a change-in-control as defined in the employment agreements.  Dr. Lamb has a separate change-in-control agreement that only provides for a severance benefit following a change-in-control.  These severance provisions are described in the “Change-in-Control and Severance Agreements” section included in this Proxy Statement, and certain estimates of these change of control benefits are provided in “Estimated Payments and Benefits Upon Various Employment Termination Scenarios” section included in this Proxy Statement.

In determining the severance provisions that we have provided our executive officers, the Compensation Committee took into account that the only pension plan or other retirement plan that we provide these executive officers is our 401(k) plan.  We provide the opportunity for certain of our named executive officers to be protected under the severance and change-in-control provisions contained in their employment agreements.  Our agreements are double trigger change-in-control arrangements.  We provide this opportunity to attract and retain an appropriate caliber of talent for the position.  Our severance and change-in-control provisions for the named executive officers are summarized in the “Change-in-Control and Severance Agreements” and “Estimated Payments and Benefits Upon Various Employment Termination Scenarios” sections included in this Proxy Statement, but generally provide that on a “trigger event” within a period of time before or after a change-in-control, the increased change-in-control benefit is paid.  A trigger event is a termination of employment by the Company without cause or a termination by the executive for good reason.  We believe that our severance and change-in-control provisions are consistent with the provisions and benefit levels of other companies disclosing such provisions as reported in public SEC filings.

Benefits.  Our executive officers participate in all of our employee benefit plans, such as medical, group life and disability insurance and our 401(k) plan, on the same basis as our other employees.  Our 401(k) plan provides for matching payments by the Company.

Perquisites.  Our Chief Executive Officer receives an automobile allowance.  Our use of perquisites as an element of compensation is very limited.  We do not view perquisites as a significant element of our comprehensive compensation structure.

Stock Ownership Guidelines

We have adopted stock ownership guidelines for our executive officers and directors in December 2006.  The purpose of the guidelines is to encourage officers and directors to maintain a significant equity ownership in the Company and thereby, complement our policy of awarding equity compensation so as to align their interests with those of shareholders.  The policy became effective on January 1, 2007.  The policy suggests that as a guideline, the officers and directors maintain equity positions in our common stock (not including stock options or unvested restricted shares) as follows:

Title	Equity Position
Chief Executive Officer	Three times annual base salary
Chief Financial Officer	Two times annual base salary
Other Executive Officers	Annual base salary
Directors	Three times annual cash compensation

The Board has suggested that the individuals covered by the policy reach the equity position suggested by the guidelines within five years.

The Compensation Committee Process

Compensation Committee meetings typically have included, for all or a portion of each meeting, a representative of Aon, as well as preliminary discussion with our Chairman and Chief Executive Officer prior to our Compensation Committee deliberating without any members of management present.  Our Compensation Committee has also involved outside counsel in its deliberations as needed.  For compensation decisions, including decisions regarding the grant of equity compensation relating to executive officers (other than our Chairman and Chief Executive Officer), the Compensation Committee considers the recommendations of our Chairman and Chief Executive Officer and includes him in its discussions.

Regulatory Considerations

We account for the equity compensation expense for our employees under the rules of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS 123R”), which requires us to estimate and record an expense for each award of equity compensation over the service period of the award.  Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

With respect to change-in-control payments for Mr. Thomas, Mr. Sobieski and Ms. Colleran, in the event that any payment or benefit that they would receive upon termination would otherwise constitute a “parachute payment” under Section 280G of the Internal Revenue Code and be subject to the excise tax imposed by Section 4999 of the Code, such payment and benefits will be reduced to an amount equal to either (a) the largest portion of the payment and benefits that would result in no portion of the payment and benefits being subject to the excise tax or (b) the largest portion of the payment, up to and including the total, whichever amount, after taking into account all taxes and the excise tax, results in such person’s receipt, on an after-tax basis, of the greater amount of the payment and benefits.  If Dr. Lamb is notified that the payments and benefits to be paid would be nondeductible by us because of Section 280G of the Internal Revenue Code, such payments and benefits shall be reduced to the minimum extent necessary so that all payments made are deductible under Section 280G.  Dr. Lamb has the discretion as to which payments and benefits, and the amounts thereof, shall be reduced.

Summary of Compensation

The following table, which should be read in conjunction with the explanations above, provides certain compensation information concerning our Chief Executive Officer, Chief Financial Officer and our three most highly compensated executive officers (the “Named Executive Officers”), other than the Chief Executive Officer and Chief Financial Officer, for the fiscal year ended December 31, 2006.

Summary Compensation Table

Name and principal position	Year	Salary	Stock awards(1)		Option awards(1)		Non-equity incentive plan compensation ($) (2)	All other compensation ($)		Total ($)
Paul G. Thomas	2006	$477,750	$1,904,847	(3)	$304,255	(3)	$390,417	$16,500	(4)	$3,093,769
Chairman, President and	2005	$416,042	$641,793	(5)	$264,702	(3)	$368,550	$10,000	(4)	$1,701,087
Chief Executive Officer	2004	$370,000	$-		$266,049	(3)	$250,000	$-		$886,049
Steven T. Sobieski	2006	$246,850	$337,298	(3)	$141,765	(3)	$112,490	$-		$838,403
Vice President, Finance and	2005	$232,000	$126,447	(5)	$96,990	(3)	$104,748	$-		$560,185
Administration, Chief Financial Officer	2004	$222,000	$-		$147,043	(3)	$86,014	$-		$455,057
Lisa N. Colleran	2006	$272,225	$711,720	(3)	$131,423	(3)	$130,913	$-		$1,246,281
Senior Vice President,	2005	$260,750	$239,715	(5)	$97,825	(3)	$117,729	$-		$716,019
Commercial Operations	2004	$232,400	$-		$98,093	(3)	$89,318	$-		$419,811
Bruce S. Lamb, Ph.D.	2006	$246,050	$25,087	(3)	$193,080	(3)	$88,578	$-		$552,795
Senior Vice President,	2005	$176,250	$-		$119,968	(3)	$92,637	$-		$388,855
Development, Regulatory Affairs	2004	$-	$-		$-		$-	$-		$-
Young C. McGuinn	2006	$186,750	$66,240	(3)	$89,213	(3)	$-	$-		$342,203
Vice President,	2005	$213,825	$53,970	(5)	$162,925	(3)	$84,804	$-		$515,524
Manufacturing Operations (6)	2004	$95,577	$-		$73,712	(3)	$34,526	$-		$203,815
________________________

(1)
Represents the expense to us pursuant to FAS 123(R ) for the respective year for restricted stock or stock options awards granted as long-term incentives pursuant to our Equity Compensation Plan.  See Note 8 of our Financial Statements for the fiscal years ended December 31, 2006, 2005 and 2004 for the assumptions used for valuing the expense under FAS 123(R).

(2)	Represents bonus paid for such fiscal year.
(3)	These awards vest in four equal annual installments beginning one year after the date of grant.
(4)	Includes $15,000 of car allowance paid by us in 2006 and $8,750 in 2005. The remaining amount represents our match on our 401(k) Plan.
(5)
For Mr. Thomas, 67,913 restricted stock awards that vest in three equal annual installments beginning one year after the date of grant (July 20, 2005), 75,862 restricted stock awards that vest in full on December 31, 2007 and 113,739 restricted stock awards that vest on December 31, 2007 if certain product revenue and operations income targets are achieved by us for the fiscal year ending December 31, 2007; for Ms. Colleran, 21,341 shares vest in three equal annual installments beginning one year after the date of grant, 29,977 shares vest in full on December 31, 2007 and 44,966 shares vest on December 31, 2007 if certain product revenue and operating income targets are achieved by us for the fiscal year ending December 31, 2007; and for Ms. McGuinn and Mr. Sobieski, all of the restricted stock awards vest in three equal annual installments beginning one year after the date of grant.

(6)	Ms. McGuinn’s employment with us terminated in October 2006.

Plan-Based Awards

Option and Stock Award Grants in 2006

The following table provides certain information with respect to restricted stock awards and options granted to our Named Executive Officers during the fiscal year ended December 31, 2006.

Grants of Plan-Based Awards
Name	Grant Date	Approval Date (1)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Stock Awards: Number of Shares of Options (#) (2)	Exercise or Base Price of Option Awards ($ per share)	Grant Date Fair Value of Stock and Option Awards
Paul G. Thomas	1/3/06	12/14/05	20,000			$385,000
	1/3/06	12/14/05		35,000	$19.25	$447,230

Steven T. Sobieski	1/3/06	12/14/05	11,612			$223,531
	1/3/06	12/14/05		22,576	$19.25	$288,476

Lisa N. Colleran	1/3/06	12/14/05	5,804			$111,727
	1/3/06	12/14/05		10,964	$19.25	$140,098

Bruce S. Lamb, Ph.D.	1/3/06	12/14/05	5,256			$101,178
	1/3/06	12/14/05		10,512	$19.25	$134,322

Young C. McGuinn (3)	1/3/06	12/14/05	5,288			$101,794
	1/3/06	12/14/05		10,576	$19.25	$135,140

__________________________
(1)	In accordance with its normal practice, the Compensation Committee approved the grant of these awards effective on January 3, 2006 at a meeting of the Compensation Committee held on December 14, 2005.
(2)	These awards vest in four equal installments beginning one year after the date of grant.
(3)	Ms. McGuinn’s employment with us terminated in October 2006.

Stock Option Exercises and Vesting of Restricted Stock Awards

The following table provides certain information with respect to option exercises and stock vesting for each of our Named Executive Officers during the fiscal year ended December 31, 2006.

Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)

Paul G. Thomas	201,216	$3,689,372	22,637	$608,030

Steven T. Sobieski	146,250	$2,452,920	16,666	$447,649

Lisa N. Colleran	40,000	$1,098,688	7,113	$191,055

Bruce S. Lamb, Ph.D.	-	$-	-	$-

Young C. McGuinn	-	$-	7,113	$191,055

_______________________
(1)	Represents the difference between the market price of the underlying securities at exercise and the exercise price of the option.
(2)	Represents the number of shares vested multiplied by the market value of the underlying shares on the vesting date.

Outstanding Equity Awards at Fiscal Year-End

The table on the next page provides certain information concerning outstanding equity awards held by each of our Named Executive Officers at December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Paul G. Thomas	13,504	-	$2.74	12/22/12
	25,000	25,000	$5.27	12/11/13
	-	35,000	$19.25	01/02/16
							113,739	$2,745,659
					45,276	$1,092,963
					75,862	$1,831,309
					20,000	$482,800
Steven T. Sobieski	18,750	-	$2.74	12/22/12
	-	8,775	$5.27	12/11/13
	-	22,576	$19.25	01/02/16
					33,334	$804,683
					11,612	$280,314
Lisa N. Colleran	60,000	-	$2.74	12/22/12
	37,500	12,500	$5.27	12/11/13
	-	10,964	$19.25	01/02/16
							44,967	$1,085,503
					14,228	$343,464
					29,978	$723,669
					5,804	$140,109
Bruce S. Lamb, Ph.D.	25,000	75,000	$8.84	03/31/15
	-	10,512	$19.25	01/02/16
					5,256	$126,880
Young C. McGuinn (2)
_________________________________
(1)	Based on $24.14 per share, the closing price of the Common Stock, as reported on the Nasdaq Global Market, on December 29, 2006.

(2)	Ms. McGuinn’s employment with us terminated in October 2006.

Compensation of Directors

Effective June 1, 2006, non-employee directors are paid $25,000 per year, payable monthly, regardless of the number of Board meetings attended, as well as $1,500 per meeting attended.  Non-employee directors who serve on the Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee are also paid $3,000, $3,000 and $5,000 per year, respectively, regardless of the number of committee meetings attended.  The Chairman of the Audit Committee receives an annual retainer of $10,000 and the Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an annual retainer of $6,000 per year.  Directors are reimbursed for their expenses for attendance at such meetings.  Mr. Sutter has declined to accept any cash compensation for his service on the Board.  Our directors who are employees of LifeCell receive no director fees.

In 2006, newly elected non-employee directors were entitled to receive an option to purchase 15,000 shares of common stock at an exercise price equal to the fair market value of a share of common stock on such election date.  However, there were no new directors elected to the Board in 2006.  Additionally in 2006, each non-employee director was entitled to receive a restricted stock award of 3,500 shares of common stock on the date of our Annual Meeting of Stockholders whereas in 2005, each non-employee director received an option grant to purchase 10,000 shares of common stock on the date of our Annual Meeting of Stockholders at an exercise price equal to the fair market value of a share of common stock on such date.  The restricted stock awards granted to non-employee directors in 2006 will vest in equal installments over a three-year period commencing on the first anniversary of the date of grant.  Options granted in 2005 vested one year after the date of grant and expire ten years after the date of grant.

The following table provides certain information with respect to the compensation paid to our non-employee directors during the fiscal year ended December 31, 2006.

Director Compensation
Name	Fees earned or paid in cash ($)	Stock awards ($) (1)	Option awards ($) (2)	Total ($)
Michael E. Cahr (3)	$40,993	$18,067	$66,470	$125,530
David Fitzgerald (3)	$38,660	$18,067	$66,470	$123,197
James G. Foster (3)	$41,245	$18,067	$66,470	$125,782
Michael R. Minogue (3)	$31,493	$18,067	$66,470	$116,030
Robert P. Roche, Jr. (3)	$31,493	$18,067	$66,470	$116,030
Martin P. Sutter (3)	$-	$18,067	$66,470	$84,537
__________________________
(1)
Represents the compensation expense recognized in 2006 pursuant to FAS 123(R) for restricted stock awards granted as long-term incentives pursuant to our Equity Compensation Plan.  Each director received 3,500 shares of restricted stock that vests in equal installments over a three-year period commencing on the first anniversary of the date of grant, which was June 29, 2006.

(2)
Represents the compensation expense recognized in 2006 pursuant to FAS 123(R) for stock options granted as long-term incentives pursuant to our Equity Compensation Plan.  Each director received an option grant to purchase 10,000 shares of common stock that vest one year after the date of grant, which was July 19, 2005.

(3)
At December 31, 2006, Mr. Cahr had 3,500 restricted stock awards; Mr. Fitzgerald had options to purchase 65,000 shares and 3,500 restricted stock awards; Mr. Foster had options to purchase 85,000 shares and 3,500 restricted stock awards; Mr. Minogue had options to purchase 25,000 shares and 3,500 restricted stock awards; Mr. Roche had options to purchase 25,000 shares and 3,500 restricted stock awards; and Mr. Sutter had options to purchase 45,000 shares and 3,500 restricted stock awards.

Change-in-Control and Severance Agreements

In September 2005, we entered into employment agreements with Paul G. Thomas, LifeCell’s Chairman, President and Chief Executive Officer; Steven T. Sobieski, Vice President, Finance and Chief Financial Officer; and Lisa N. Colleran, Senior Vice President, Commercial Operations.  We entered into a severance arrangement with Bruce Lamb, Ph.D., Senior Vice President, Product Development and Quality in February 2005, and a change-in-control agreement with Dr. Lamb in April 2005.

We have entered into such agreements with our executive officers to ensure that we will have their continued dedication as executives, notwithstanding the possibility of termination of their employment without cause, or the possibility, threat or occurrence of a defined “change-in-control.”  Following are details of the agreements with each executive officer.

Paul G. Thomas

Term and Termination.

Mr. Thomas’ employment under the employment agreement continues until the agreement is terminated (a) as a result of his death or physical or mental disability that prevents him from performing his duties under the employment agreement for a period of at least 90 consecutive days or 120 non-consecutive days in any 12 month period, (b) by LifeCell with or without “cause” (as defined below), (c) by Mr. Thomas with or without “good reason” (as defined below), or (d) by mutual agreement.

The term “cause” is defined in Mr. Thomas’ employment agreement as (a) a conviction for a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at our expense, (b) a material breach by Mr. Thomas of the employment agreement or of his confidentiality and non-compete agreements with us, or (c) acts that, in the judgment of the Board, constitute willful misconduct to the material detriment of us.

In Mr. Thomas’ agreement, the term “good reason” refers to our doing any of the following without Mr. Thomas’ consent (except actions during the period beginning 6 months prior to and ending 18 months following a “change-in-control” as defined below):  (i) assign to Mr. Thomas any duties inconsistent with his position and authority, (ii) remove Mr. Thomas from, or fail to re-elect or appoint him to, any position that was held immediately after the date of the employment agreement, (iii) reduce Mr. Thomas’ annual base salary, (iv) fail to provide Mr. Thomas benefits substantially similar to those he currently receives, (v) fail to provide him office space, related facilities and support personnel or (vi) require Mr. Thomas to be relocated to an office that will necessitate his commuting more than 25 additional miles each way.

Severance Payments.

If Mr. Thomas is terminated as a result of his death or disability, in addition to accrued compensation and vested benefits, he is entitled to a bonus (based upon the greater of the prior year’s bonus or the target bonus for the year of termination), pro-rated based on the number of days he was employed during the year of termination and payable as follows over 18 months.

If Mr. Thomas is terminated without “cause” or he resigns for “good reason” (as defined above), in addition to accrued compensation and vested benefits and the pro-rata bonus described above, he is entitled to continuation of his salary and bonus (based on the greater of the prior year’s bonus or his target bonus for the year of termination) for 18 months and 18 months of subsidized COBRA coverage.  Separation payments and benefits are conditioned upon the execution of a general release by Mr. Thomas in favor of LifeCell and related parties.

Payments upon Change-in-Control.

Under Mr. Thomas’ employment agreement, if there occurs either of the following events:  (i) termination of his employment at any time during the period beginning 6 months prior to the effective date of a “change-in-control” (as defined below) and ending 18 months after the change-in-control, other than (x) a termination by Mr. Thomas for “cause” (as defined below) or (z) a termination by Mr. Thomas without “good reason” (as defined below), (ii) termination of his employment as a result of the failure, upon a change-in-control, of either us or any successor to all or a substantial portion of our business and/or assets to continue his employment as an executive officer for a period of at least 12 months after the effective date of the change-in-control, with a salary at least equal to his annual base salary and a bonus each year equal to not less than the bonus that Mr. Thomas received attributable to performance during the full fiscal year immediately preceding the effective date of the change-in-control, or (iii) following a change-in-control, termination of employment by Mr. Thomas after failure of us or our successor to acknowledge or assume in writing the obligations to Mr. Thomas set forth in his employment agreement; then Mr. Thomas will be entitled to receive, in addition to accrued compensation and vested benefits: (a) a lump sum payment equal to 2.9 times the sum of his base salary and bonus (based upon the greater of his bonus for the year prior to the event or his target bonus for the year in which the event occurred); and (b) subsidized COBRA coverage for eighteen months.

If any of the above-mentioned events occur on or after July 1 in any calendar year, Mr. Thomas will also be entitled to receive 50% of his target bonus for the year in which the event occurred.  Payments and benefits upon any of the above-mentioned events are in lieu of the severance payments described in the paragraph above captioned “Severance Payments.”

A “change-in-control” has occurred under the terms of Mr. Thomas’ employment agreement discussed herein when:  (a) any person, firm or corporation acquires directly or indirectly the beneficial ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of us and immediately after such acquisition, the acquirer has beneficial ownership of voting securities representing 50% or more of the total voting power of all our then-outstanding voting securities; (b) the individuals (x) who, as of the date of each agreement, served on the Board of Directors or (y) who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds of the directors in office, cease for any reason to constitute a majority of the members of the Board; (c) our stockholders shall approve a merger, consolidation, recapitalization or reorganization (or consummation of any such transaction if stockholder approval is not sought or obtained), other than any such transaction in which at least 66% of the total voting power of the surviving entity after such transaction is beneficially owned by our stockholders; or (d) our stockholders shall approve a plan of complete liquidation or an agreement for the sale, lease or disposition by us of all or a substantial portion of our assets (i.e., 50% or more in value of the total assets) other than to a subsidiary or affiliate.

Under the terms of Mr. Thomas’ employment agreement only, and for purposes of this subsection “Payments upon Change-in-Control” only, the term “cause” is defined as (a) conviction of any crime that constitutes a felony or a criminal offense involving moral turpitude, or (b) intentionally engaging in conduct that is materially injurious to us or our successor that is not cured by us within a reasonable period of time after notice is given.

Further, under the terms of Mr. Thomas’ employment agreement only, and for purposes of this subsection “Payments upon Change-in-Control” only, the term “good reason” is defined as (a) the failure of us or our successor, without Mr. Thomas’ consent, to pay any amounts due to Mr. Thomas or to fulfill any other material obligations to Mr. Thomas under the employment agreement, (b) the failure of us or our successors, without Mr. Thomas’ consent, to maintain his position as an executive officer with duties consistent with that of an executive officer, and given our overall size and structure or our successor, Mr. Thomas neither is the functional head of the functional business unit to which he is assigned, nor reports to the functional head of the functional business unit to which he is assigned, (c) any decrease, without Mr. Thomas’ consent, in his base salary, annual bonus (based upon the annual bonus that Mr. Thomas received for the full fiscal year immediately preceding the effective date of the change-in-control), or in the level or in the value of Mr. Thomas’ benefits (unless the benefit(s) changes are applicable to all executive level employees), (d) any relocation of our offices or our successor, without Mr. Thomas’ consent, such that he would be required to commute more than 25 additional miles each way, or (e) continued employment of Mr. Thomas by us or our successor would be substantially likely to cause Mr. Thomas to breach a material obligation that he reasonably believes is owed to any prior employer or any other third party.

Additionally, unless otherwise provided in a separate stock option agreement, restricted stock purchase agreement or stock award agreement entered into after September 21, 2005, upon a change-in-control, all stock options and any other equity-based compensation granted to Mr. Thomas shall become immediately vested and exercisable for the longer of the exercise period in effect immediately prior to the change-in-control or the period ending 90 days after the change-in-control.  However, with respect to the restricted stock awards consisting of a retention stock award and a performance stock award granted to Mr. Thomas on July 20, 2005, upon a change-in-control prior to the “vesting date,” the restrictions applicable to all of the retention shares and 75,862 of the performance shares granted to Mr. Thomas shall lapse.

Modification for 280G Parachute Payments.

In the event that any payment or benefit that Mr. Thomas would receive upon termination would otherwise constitute a “parachute payment” under Section 280G of the Internal Revenue Code and be subject to the excise tax imposed by Section 4999 of the Code, such payment and benefits will be reduced to an amount equal to either (a) the largest portion of the payment and benefits that would result in no portion of the payment and benefits being subject to the excise tax or (b) the largest portion of the payment, up to and including the total, whichever amount, after taking into account all taxes and the excise tax, results in Mr. Thomas’ receipt, on an after-tax basis, of the greater amount of the payment and benefits.

Steven T. Sobieski

Term and Termination.

Mr. Sobieski’s employment under the employment agreement continues until the agreement is terminated (a) as a result of his death or physical or mental disability that prevents him from performing his duties under the employment agreement for a period of at least 90 consecutive days or 120 non-consecutive days in any 12 month period, (b) by us with or without “cause” (as defined below), (c) by Mr. Sobieski for any reason or no reason, or (d) by mutual agreement.

The term “cause” is defined in Mr. Sobieski’s employment agreement as (a) a conviction of a felony or a criminal act involving moral turpitude, (b) commission of a fraudulent, illegal or dishonest act in respect of us, (c) willful misconduct or gross negligence that reasonably could be expected to be injurious to our business, operations or reputation, (d) a material violation of our internal policies, unless cured, (e) material failure to perform his duties as assigned, unless cured, (f) breach of the terms of his confidentiality and non-compete agreements with us, or (g) any other material breach of the representations, warranties and covenants under the employment agreement, unless cured.

Severance Payments.

If Mr. Sobieski is terminated as a result of his death or disability, in addition to accrued compensation and benefits, he is entitled to a bonus (based upon the greater of the prior year’s bonus or the target bonus for the year of termination), pro-rated based on the number of days he was employed during the year of termination and payable over 12 months.

If Mr. Sobieski is terminated without cause, in addition to accrued compensation and benefits and the pro-rata bonus described above, he is entitled to continuation of his salary and bonus (based on the greater of the prior year’s bonus or the target bonus for the year of termination) for 12 months, 12 months of subsidized COBRA coverage, and an additional six months of COBRA coverage at our sole expense.  In addition, if Mr. Sobieski is terminated without cause, (a) with respect to stock options granted prior to September 21, 2005, such options will continue to vest in accordance with the vesting schedule set forth in the applicable stock option agreement for a period of 12 months following the termination, and he will have until the earlier of (1) the ten-year anniversary of the date of the grant, or (2) the 12 month anniversary of the termination of his employment, to exercise such options (to the extent vested), (b) with respect to stock options granted on or after September 21, 2005, he shall have until the earlier of (1) the ten-year anniversary of the date of the grant, or (2) one day less than the three-month anniversary of his termination, to exercise such number of options as would have become exercisable had he continued to be employed for a period of 12 months after termination, and (c) with respect to only the restricted stock award covering 50,000 shares of Common Stock granted to Mr. Sobieski on July 20, 2005, the restrictions that would have otherwise lapsed had he continued to be employed for a period of 12 months following the date of termination shall be deemed to have lapsed on the date of termination.  Separation payments and benefits are conditioned upon the execution of a general release by Mr. Sobieski in favor of us and related parties.

Payments upon Change-in-Control.

Under Mr. Sobieski’s employment agreement, if there occurs any of the following events:  (i) termination of his employment at any time during the period beginning 6 months prior to the effective date of a “change-in-control” (as defined below) and ending 12 months after the change-in-control, other than (y) a termination by us for reason of conviction for a felony or a criminal offense involving moral turpitude or intentional engagement in conduct that is materially injurious to us or our successor or (z) a termination by Mr. Sobieski without “good reason” (as defined below), (ii) termination of his employment as a result of the failure, upon a change-in-control, of either us or any successor to all or a substantial portion of our business and/or our assets to continue his employment as an executive officer for a period of at least 12 months after the effective date of the change-in-control, with a salary at least equal to his annual base salary and a bonus each year equal to the bonus that Mr. Sobieski received attributable to performance during the full fiscal year immediately preceding the effective date of the change-in-control, or (iii) following a change-in-control, termination of employment by Mr. Sobieski after failure of us or our successor to acknowledge or assume in writing the obligations set forth in the employment agreement; then, in addition to accrued compensation and vested benefits, Mr. Sobieski will be entitled to receive: (a) a lump sum payment equal to two times the sum of his base salary and bonus (based upon the greater of his bonus for the year prior to the event or his target bonus for the year in which the event occurred); and (b) subsidized COBRA coverage for 12 months and COBRA coverage at the sole cost of LifeCell for an additional 6 months.

If any of the above-mentioned events occur on or after July 1 of any calendar year, Mr. Sobieski also will be entitled to receive 50% of his target bonus for the year in which the event occurred.  Payments and benefits upon any of the above-mentioned events are in lieu of the severance payments described in the paragraph above captioned “Severance Payments.”

The definition of “change-in-control” in Mr. Sobieski’s agreement is exactly the same as the definition in Mr. Thomas’ agreement above.

In Mr. Sobieski’s employment agreement, the term “good reason” is defined as (a) the failure of us to pay any amounts due to the executive or to fulfill any other material obligations under the employment agreement, unless cured; (b) the failure of us to maintain Mr. Sobieski’s position as an executive officer; (c) any decrease in Mr. Sobieski’s base salary, his annual bonus or level of benefits; (d) any relocation of our offices such that Mr. Sobieski would be required to commute more than twenty-five additional miles each way; or (e) if continued employment by us would be substantially likely to cause Mr. Sobieski to breach a material obligation to any prior employer or any third party.

Additionally, unless otherwise provided in a separate stock option agreement, restricted stock purchase agreement or stock award agreement entered into after September 21, 2005, upon a change-in-control all stock options and any other equity-based compensation granted to Mr. Sobieski shall become immediately vested and exercisable for the longer of the exercise period in effect immediately prior to the change-in-control or the period ending 90 days after the change-in-control.

Modification for 280G Parachute Payments.

In the event that any payment or benefit that Mr. Sobieski would receive upon termination would otherwise constitute a “parachute payment” under Section 280G of the Internal Revenue Code and be subject to the excise tax imposed by Section 4999 of the Code, such payment and benefits will be reduced to an amount equal to either (a) the largest portion of the payment and benefits that would result in no portion of the payment and benefits being subject to the excise tax or (b) the largest portion of the payment, up to and including the total, whichever amount, after taking into account all taxes and the excise tax, results in Mr. Sobieski’s receipt, on an after tax-basis, of the greater amount of the payment and benefits.

Lisa N. Colleran

Term and Termination.

Lisa Colleran’s employment under the employment agreement continues until the agreement is terminated (a) as a result of her death or physical or mental disability that prevents Ms. Colleran from performing her duties under the employment agreement for a period of at least 90 consecutive days or 120 non-consecutive days in any 12 month period, (b) by us with or without “cause” (as defined below), (c) by the executive for any reason or no reason, or (d) by mutual agreement.

Ms. Colleran’s employment agreement defines the term “cause” exactly the same as Mr. Sobieski’s agreement above.

Severance Payments.

If Ms. Colleran is terminated as a result of her death or disability, in addition to accrued compensation and vested benefits, she is entitled to a bonus (based upon the greater of the prior year’s bonus or the target bonus for the year of termination), pro-rated based on the number of days she was employed during the year of termination and payable over 12 months.

If Ms. Colleran is terminated without cause, in addition to accrued compensation and benefits and the pro-rata bonus described above, she is entitled to continuation of her salary and bonus (based on the greater of the prior year’s bonus or the target bonus for the year of termination) for 12 months, 12 months of subsidized COBRA coverage, and an additional 6 months of COBRA coverage at our sole expense.  Separation payments and benefits are conditioned upon Ms. Colleran’s execution of a general release in favor of LifeCell and related parties.

Payments upon Change-in-Control.

Under Ms. Colleran’s employment agreement, if there occurs either of the following events:  (a) termination of her employment at any time during the period beginning 6 months prior to the effective date of a “change-in-control” (as defined below) and ending 12 months after the change-in-control, other than (x) a termination by Ms. Colleran for cause, (y) a termination as a result of Ms. Colleran’s death or disability, as described above, or (z) a termination by Ms. Colleran without good reason, or (b) following a change-in-control, termination of employment by Ms. Colleran after failure of us or our successor to acknowledge or assume in writing the obligations to her set forth in her employment agreement; then, in addition to accrued compensation and vested benefits, Ms. Colleran will be entitled to receive: (a) payments in an aggregate amount equal to the product of: (i) either (y) 1.5, if the event occurs prior to September 21, 2006, or (z) 2.0, if the event occurs on or after September 21, 2006; and (ii) the sum of her base salary and bonus (based upon the greater of her bonus for the year prior to the event or her target bonus for the year in which the event occurred), payable over 18 months or 24 months, as applicable; and (b) subsidized COBRA coverage for 12 months and COBRA coverage at the sole cost of LifeCell for an additional 6 months.

The definition of “change-in-control” in Ms. Colleran’s agreement is exactly the same as the definition in Mr. Thomas’ agreement above.

In Ms. Colleran’s agreement, “good reason” is defined as (a) the failure of us to pay any amounts due to Ms. Colleran or to fulfill any other material obligations under the employment agreement, unless cured; (b) the failure of us to maintain Ms. Colleran’s position as an executive officer; (c) any decrease in Ms. Colleran’s base salary; (d) any relocation of our offices such that Ms. Colleran would be required to commute more than 25 additional miles each way.

If any of the above-mentioned events occur on or after July 1 of any calendar year, Ms. Colleran will also be entitled to receive 50% of her target bonus for the year in which the event occurred.  Payments and benefits upon any of the above-mentioned events are in lieu of the severance payments described in the paragraph above captioned “Severance Payments.”

Additionally, unless otherwise provided in a separate stock option agreement, restricted stock purchase agreement or stock award agreement entered into after September 21, 2005, upon a change-in-control all stock options and any other equity-based compensation granted to Ms. Colleran shall become immediately vested and exercisable for the longer of the exercise period in effect immediately prior to the change-in-control or the period ending 90 days after the change-in-control.  However, with respect to the restricted stock awards consisting of a retention stock award and a performance stock award granted to Ms. Colleran on July 20, 2005, upon a change-in-control prior to the “vesting date,” the restrictions applicable to all of the retention shares and 29,978 of the performance shares granted to Ms. Colleran shall lapse.

Modification for 280G Parachute Payments.

In the event that any payment or benefit that Ms. Colleran would receive upon termination would otherwise constitute a “parachute payment” under Section 280G of the Internal Revenue Code and be subject to the excise tax imposed by Section 4999 of the Code, such payment and benefits will be reduced to an amount equal to either (a) the largest portion of the payment and benefits that would result in no portion of the payment and benefits being subject to the excise tax or (b) the largest portion of the payment, up to and including the total, whichever amount, after taking into account all taxes and the excise tax, results in Ms. Colleran’s receipt, on an after-tax basis, of the greater amount of the payment and benefits.

Bruce Lamb

Severance Payments.

Pursuant to the terms of the severance agreement with Bruce Lamb, Dr. Lamb is entitled to receive 12 months continuance of his base salary and 12 months subsidized COBRA coverage if he is terminated by us for any reason other than for “cause” (as defined below).  These payments and benefits are conditioned upon the execution by Dr. Lamb of a general release acceptable to LifeCell.

The term “cause” is defined in Dr. Lamb’s severance agreement as (a) a conviction of a felony or a criminal act involving moral turpitude, (b) commission of a fraudulent, illegal or dishonest act in respect of us, (c) willful misconduct or gross negligence that reasonably could be expected to be materially injurious to our business, operations or reputation, (d) a material violation of our policies, unless cured, (e) material failure to perform his duties as assigned, unless cured, (f) breach of the terms of his confidentiality and non-compete agreement, (g) physical or mental disability that prevents him from performing his duties under the employment agreement for a period of at least 90 consecutive days or 120 non-consecutive days in any twelve month period, or (h) death.

Payments upon Change-in-Control.

Under the change-in-control agreement with Dr. Lamb, if there occurs either (i) termination of his employment with us or any successor at any time during the period beginning 3 months prior to the effective date of a “change-in-control” (as defined in Mr. Thomas’ employment agreement above) and ending 12 months after the change-in-control, other than a termination for “cause” (as defined below) or termination of his employment by without “good reason” (as defined below) during such period, or (ii) termination of employment by Dr. Lamb after failure of us or such successor to acknowledge or assume in writing the obligations to him set forth in the severance arrangement after requested by Dr. Lamb, Dr. Lamb will be entitled to receive all then-accrued compensation and fringe benefits, subsidized COBRA coverage for a period of 18 months and cash payments in the aggregate amount equal to 1.5 times his annualized base salary immediately prior to the change-in-control, payable over an 18 month period.  Additionally, all stock options shall immediately become vested and exercisable for the longer of the remainder of the exercise period or 90 days following the effective date of the change-in-control.

In Dr. Lamb’s change-in-control agreement, “good reason” is defined as (a) the failure of us to pay any amounts due to Dr. Lamb or to fulfill any other material obligations under the employment agreement, unless cured; (b) any material diminution, without Dr. Lamb’s consent, in his duties and responsibilities as an executive officer of LifeCell; (c) any material decrease in Dr. Lamb’s base salary; (d) any relocation of our offices such that Dr. Lamb would be required to commute more than 50 additional miles each way.

The term “cause” is defined in Dr. Lamb’s change-in-control agreement as (a) a conviction of a felony or a criminal act involving moral turpitude, (b) commission of a fraudulent, illegal or dishonest act in respect of us, (c) willful misconduct or gross negligence that reasonably could be expected to be materially injurious to our business, operations or reputation, (d) a violation of our policies, unless cured, (e) material failure to perform his duties as assigned, unless cured, (f) material violation of the terms of our other agreements with Dr. Lamb, (g) physical or mental disability that prevents him from performing his duties under the employment agreement for a period of at least 90 consecutive days or 120 non-consecutive days in any 12 month period, or (h) death.

Payments and benefits upon any of the above-mentioned events are in lieu of the severance payments described in the paragraph above captioned “Severance Payments” and are conditioned upon Dr. Lamb’s execution of a general release in favor of LifeCell and related parties.

Modification for 280G Parachute Payments.

If, within 15 days of an event described above, Dr. Lamb is notified by our independent certified accountants in writing that the payments and benefits to be paid would be non-deductible by us because of Section 280G of the Internal Revenue Code, such payments and benefits shall be reduced to the minimum extent necessary so that all payments and benefits made are deductible under Section 280G.  Dr. Lamb shall have the discretion as to which payments and benefits, and the amounts thereof, shall be reduced.

Estimated Payments and Benefits upon Various Employment Termination Scenarios

The following table describes the potential payments and benefits upon employment termination for each of our Named Executive Officers pursuant to applicable law and the terms of their employment and other agreements with us, as if their employment had terminated on December 29, 2006 (the last business day of the fiscal year) under the various scenarios described in the column headings as explained in the footnotes below.  The chart does not include Young McGuinn whose employment with us terminated in October 2006.

Name	Death or Disability (1)	Resignation for Good Reason (2)	Termination without Cause (2)	Change-in control Trigger Event (3)

Paul G. Thomas	$369,000	$1,285,000	$1,285,000	$4,518,000

Steven T. Sobieski	$105,000	----	$563,000	$1,583,000

Lisa N. Colleran	$118,000	----	$403,000	$1,505,000

Bruce S. Lamb, Ph.D.	----	----	$257,000	$850,000

___________________________
(1)	Includes pro-rata bonus only based on such Named Executive Officer’s bonus for the fiscal year ended December 31, 2005, since it was higher than the target bonus for the year ended December 31, 2006.

(2)
Includes (a) a multiple of salary and bonus, based on such Named Executive Officer’s salary for the year ended December 31, 2006 and bonus for the fiscal year ended December 31, 2005, (b) pro-rata bonus based on such Named Executive Officer’s bonus for the fiscal year ended December 31, 2005, (c) subsidized COBRA payments and (d) with respect to Mr. Sobieski only, “in the money” value on December 29, 2006 of certain stock options and restricted stock awards that would have vested within 12 months of the date of termination.  The calculated amounts in (a) above for Dr. Lamb are based exclusively on salary and do not include any amount for a pro-rata bonus.

(3)
Includes (a) a multiple of salary and bonus, based on such Named Executive Officer’s salary for the year ended December 31, 2006 and bonus for the fiscal year ended December 31, 2005, (b) pro-rata bonus based on such Named Executive Officer’s bonus for the fiscal year ended December 31, 2005, (c) subsidized COBRA payments and (d) “in the money”  value on December 29, 2006 of all unvested stock options and certain restricted stock awards.  The calculated amounts in (a) above for Dr. Lamb are based exclusively on salary and do not include any amount for a pro-rata bonus.

Compensation Committee Interlocks and Insider Participation

The Company’s Compensation Committee is composed currently of Messrs. Fitzgerald, Foster and Roche.  No member of the Compensation Committee has been an officer or employee of the Company.  During 2006, no executive officer of the Company and no member of its Compensation Committee was a director or compensation committee member of any other business entity which has an executive officer who sits on the Company’s Board of Directors or Compensation Committee.

Review, Approval or Ratification of Transactions with Related Persons

Any transactions involving related parties in the future will be reviewed and approved by our Audit Committee of the Board of Directors.

Stockholder Return Performance Graph

The graph below summarizes the total cumulative return experienced by LifeCell’s stockholders during the five-year period ended December 31, 2006, compared to the Nasdaq Pharmaceuticals Index and the Nasdaq Market Index.  The changes for the periods shown in the graph and table are based on the assumption that $100.00 had been invested in LifeCell Common Stock and in each index below on January 1, 2001, and that all cash dividends were reinvested.

The following graph is not to be deemed “soliciting material” or deemed to be filed with the Securities and Exchange Commission or subject to Regulation 14A of the Securities Exchange Act of 1934, except to the extent specifically requested by the Company or incorporated by reference in documents otherwise filed.

Appointment of Independent Registered Public Accountants

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee’s charter, all audit and audit-related work and all non-audit work performed by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PWC”), is approved in advance by the Audit Committee, including the proposed fees for such work.  The Audit Committee is informed of each service actually rendered.

Audit Fees.  Audit fees billed to the Company by PWC for the audit of the financial statements included in the Company’s Annual Reports on Form 10-K, and reviews of the financial statements included in its Quarterly Reports on Form 10-Q, for the years ended December 31, 2006 and 2005 totaled approximately $380,000 and $359,000, respectively.

All Other Fees.  The Company did not incur any fees for the fiscal years ended December 31, 2006 and 2005 for permitted non-audit services.

Other Matters.  The Audit Committee has considered whether the provision of the Audit-Related Fees and Tax Fees are compatible with maintaining the independence of the Company’s principal accountant.

Applicable law and regulations provide an exemption that permits certain services to be provided by the Company’s independent registered public accounting firm even if they are not pre-approved.  The Company has not relied on this exemption at any time since the Sarbanes-Oxley Act was enacted.

Audit Committee Matters

Audit Committee Charter.  The Audit Committee performed its duties during fiscal 2006 under a Board-approved, written charter.  The Audit Committee Charter is publicly available on the Company’s website at www.lifecell.com.

Audit Committee Financial Expert.  The Board of Directors has determined that Michael E. Cahr is an “audit committee financial expert,” as such term is defined by the SEC.

Independence of Audit Committee Members.  The Company’s Common Stock is listed on the Nasdaq National Market, and the Company is governed by the listing standards applicable thereto.  All members of the Audit Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace Rules and under the SEC’s Rule 10A-3.

Report of the Audit Committee

The following report of the Audit Committee is not to be deemed “soliciting material” or deemed to be filed with the Securities and Exchange Commission or subject to Regulation 14A of the Securities Exchange Act of 1934, except to the extent specifically requested by the Company or incorporated by reference in documents otherwise filed.

Through December 31, 2006, the Audit Committee was composed of Messrs. Cahr, Foster and Fitzgerald.  All members of the Audit Committee have been determined to be independent as defined by the listing standards of the National Association of Securities Dealers.

During 2006, the Audit Committee met and held discussions with management and the Company’s independent auditors, PWC.  Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting standards.  The discussions with the independent auditors included matters required to be discussed pursuant to Statement on Auditing Standards No. 114 (The Auditor's Communication with Those Charged with Governance).

The Audit Committee received and reviewed the written disclosures and the letter from the Company’s independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the Company’s independent auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.  Additionally, the Audit Committee reviewed the letter from PWC that contained representations that their audit was subject to their quality control system for the U.S. Accounting and Auditing Practice, that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of PWC personnel working on the audit and availability of national office consultants.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the 2006 Annual Report on Form 10-K.

The Audit Committee:

Michael E. Cahr
David Fitzgerald
James G. Foster

Nominating and Corporate Governance Committee Matters

Nominating and Corporate Governance Committee Charter.  The Nominating and Corporate Governance Committee performed its duties during fiscal 2006 under a Board-approved, written charter.  The Nominating and Corporate Governance Committee Charter is publicly available on our website at www.lifecell.com.

Independence of Nominating and Corporate Governance Committee Members.  All members of the Nominating and Corporate Governance Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace Rules.

Duties of the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee’s charter authorizes the committee to develop certain procedures and guidelines addressing certain nominating matters, such as procedures for considering nominations made by stockholders, minimum qualifications for nominees and identification and evaluation of candidates for the Board of Directors.  The Nominating and Corporate Governance Committee has adopted procedures addressing the foregoing.

Procedures for Considering Nominations Made by Stockholders.  The Nominating and Corporate Governance Committee has adopted guidelines regarding procedures for nominations to be submitted by stockholders and other third parties, other than candidates who have previously served on the Board of Directors or who are recommended by the Board of Directors.  These guidelines provide that a nomination must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.  The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above.  The guidelines require a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) information that will enable the Nominating and Corporate Governance Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

Qualifications.  The Nominating and Corporate Governance Committee has adopted guidelines describing the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess.  Each nominee:

•	must satisfy any legal requirements applicable to members of the Board of Directors;
•	must have business or professional experience that will enable such nominee to provide useful input to the Board of Directors in its deliberations;
•	must have a reputation for honesty and ethical conduct in one or more of the communities serviced by LifeCell,;
•	must have a working knowledge of the types of responsibilities expected of members of the board of directors of a public company; and
•
must have experience, either as a member of the board of directors of another public or private company or in another capacity, that demonstrates the nominee’s capacity to serve in a fiduciary position.

Identification and Evaluation of Candidates for the Board.  Candidates to serve on the Board of Directors will be identified from all available sources, including recommendations made by stockholders.  The Nominating and Corporate Governance Committee’s charter provides that there will be no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees recommended by stockholders and nominees recommended by the Committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board.  The evaluation process for individuals other than existing Board members will include:

•	a review of the information provided to the Nominating and Corporate Governance Committee by the proponent;
•	a review of reference letters from at least two sources determined to be reputable by the Nominating and Corporate Governance Committee; and
•	a personal interview of the candidate, together with a review of such other information as the Nominating and Corporate Governance Committee shall determine to be relevant.

Third-Party Recommendations.  In connection with the Annual Meeting of Stockholders, the Nominating and Corporate Governance Committee did not receive any nominations from any stockholder or group of stockholders that owned more than 5% of the Company’s Common Stock for at least one year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (“Section 16(a)”) requires the Company’s officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file statements on Form 3, Form 4 and Form 5 of ownership and changes in ownership with the Securities and Exchange Commission.  Officers, directors and greater than 10% stockholders are required by the regulation to furnish the Company with copies of all Section 16(a) reports that they file.

Based solely on a review of reports on Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year, reports on Form 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year and written representations from reporting persons that no report on Form 5 was required, the Company believes that no person who, at any time during 2006 was subject to the reporting requirements of Section 16(a) with respect to the Company, failed to meet such requirements on a timely basis.

Vote Required

Directors will be elected by a plurality of the votes cast by the holders of our Common Stock voting in person or by proxy at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES TO THE BOARD OF DIRECTORS DESCRIBED ABOVE IN PROPOSAL 1.

PROPOSAL 2:  RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS OF THE COMPANY FOR 2007

The Audit Committee has reappointed PricewaterhouseCoopers LLP as independent registered public accountants to audit the financial statements of the Company for the fiscal year ending December 31, 2007, and has further directed that management submit the selection of independent registered public accountants for ratification by the Company’s stockholders at the Annual Meeting of Stockholders.  Stockholder ratification of the selection of PricewaterhouseCoopers LLP is not required by the Company’s by-laws or otherwise.  However, the Company is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its stockholders.

Representatives of the firm of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

Vote Required

The affirmative vote of a majority of the votes present and entitled to vote at the meeting at which a quorum representing a majority of all outstanding shares of our Common Stock is present and voting, either in person or by proxy, is required for approval of this Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS OF THE COMPANY FOR 2007.

PROPOSALS FOR THE NEXT ANNUAL MEETING

SEC regulations permit stockholders to submit proposals for consideration at annual meetings of stockholders.  Any such proposals for the Company’s Annual Meeting of Stockholders to be held in 2008 must be submitted to the Company on or before January 15, 2008, and must comply with applicable regulations of the SEC in order to be included in proxy materials relating to that meeting.  Stockholder proposals submitted outside the SEC proxy rule requirements must be received by the Company’s Secretary in a timely fashion.  To be timely, such notice and information regarding the proposal and the stockholder must be delivered to or mailed and received by the Company’s Secretary at the Company’s principal executive offices, One Millennium Way, Branchburg, New Jersey 08876, not less than 60 days nor more than 90 days prior to the first anniversary of the annual meeting of stockholders for the previous year; provided, however, that in the event that no annual meeting was held in the immediately preceding year or the date of such annual meeting is more than 30 days prior to or more than 60 days after such anniversary date, a timely notice by the stockholder must be delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which the date of such meeting is first publicly announced.

COMMUNICATIONS WITH STOCKHOLDERS

The Board of Directors has established a procedure that enables stockholders to communicate in writing with members of the Board of Directors.  Any such communication should be addressed to the Company’s Secretary and should be sent to such individual c/o One Millennium Way, Branchburg, New Jersey 08876.  Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors.  Under the procedures established by the Board of Directors, upon the Secretary’s receipt of such a communication, the Company’s Secretary will send a copy of such communication to each member of the Board of Directors, identifying it as a communication received from a stockholder.  Absent unusual circumstances, at the next regularly scheduled meeting of the Board of Directors held more than two days after such communication has been distributed, the Board of Directors will consider the substance of any such communication.

OTHER MATTERS

The Board of Directors does not know of any matters, other than those referred to in the accompanying Notice of the Annual Meeting of Stockholders, to be presented at the meeting, or any adjournment thereof, for action by the stockholders.  However, if any other matters are properly brought before the meeting or any adjournments thereof, it is intended that votes will be cast with respect to such matters, pursuant to the proxies, in accordance with the best judgment of the person acting under the proxies.

The Company will provide without charge to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2006 (as filed with the SEC), including the financial statements thereto.  All such requests should be directed to Steven T. Sobieski, Secretary, LifeCell Corporation, One Millennium Way, Branchburg, New Jersey 08876.

By Order of the Board of Directors

/s/ Steven T. Sobieski
Steven T. Sobieski, Secretary

A copy of the Company’s Annual Report to Stockholders for the year ended December 31, 2006, including financial statements, accompanies this Proxy Statement.  The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

PROXY
LIFECELL CORPORATION
THIS PROXY FOR HOLDERS OF COMMON STOCK IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 28, 2007

The stockholder of LifeCell Corporation (the “Company”) whose signature appears on the reverse side hereof hereby appoints Paul G. Thomas and Steven T. Sobieski, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to vote, as designated below, the number of votes which the undersigned would be entitled to cast if personally present at the Annual Meeting of Stockholders of the Company to be held Thursday, June 28, 2007, at 9:00 a.m., at the Marriott Bridgewater, 700 Commons Way, Bridgewater, New Jersey 08807, or any adjournment thereof.

The proposals set forth below are more fully described in the LifeCell Corporation Proxy Statement dated May 14, 2007 (the “Proxy Statement”).

1. ELECTION OF DIRECTORS:	☐ FOR all of the nominees listed below	☐ WITHHOLD AUTHORITY
	(except as indicated to the contrary below)	to vote for election of directors

NOMINEES (to be elected by the holders of Common Stock):  Paul G. Thomas, Michael E. Cahr, David Fitzgerald, James G. Foster, Michael R. Minogue, Robert P. Roche, Jr. and Martin P. Sutter.
(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2.  Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accountants of the Company for the fiscal year ending December 31, 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the above named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.

This proxy will be voted as directed.  If not otherwise specified, this proxy will be voted FOR the election of the director nominees named in Item 1, or if any one or more of the nominees becomes unavailable, FOR another nominee or other nominees to be selected by the Board of Directors and FOR the proposal as set forth in Item 2.

Dated:	, 2007

(Signature of Stockholder(s))
Please sign name exactly as it appears hereon. Joint owners should each sign.
When signing as an attorney, executor, administrator, trustee or guardian, please give full title as it appears.
PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY